Exhibit 10.1
July 5, 2023

Chad Collins (by email)

Chad,

It is our pleasure to offer you employment with SPS Commerce, Inc. (“SPS Commerce” or the “Company”) to be its next Chief Executive Officer.

This letter sets forth the key terms of your employment offer:

Start Date:	We anticipate your employment start date will be October 2, 2023, or sooner as circumstances allow.
Board Appointment:	You will be appointed a member of the Company’s Board of Directors (the Board) effective upon your employment start date.
Base Salary:	Your annualized base salary will be $525,000, payable in accordance with the Company’s normal payroll practices and procedures and subject to applicable withholdings.
Management Incentive Plan (MIP):	You will be eligible to participate in the Company’s MIP Bonus Plan for the 2024 calendar year. Your annual MIP Bonus Plan target will be 100% of your annualized base salary. Your actual earned incentive shall be determined in accordance with the Company’s MIP award for 2024, for which the Board’s Compensation & Talent Committee will determine the targets at a future date.
2023 Bonus Payment:	For 2023, you will receive a one-time bonus payment in the amount of $131,250 payable on the same payout date as the Company’s annual MIP Bonus Plan and no later than March 15, 2024. As a condition to receiving payment, you must be employed by the Company on the date of payment.
Equity Awards:
Subject to the approval of the Board’s Compensation & Talent Committee, you are expected to be granted a 2024 annual equity award of restricted stock units (RSUs) with a value of $4,218,750, to be granted on the fifth business day following SPS Commerce’s release of financial results for the year ended December 31, 2023, with the number of RSUs to be determined by dividing the value by the closing stock price on the RSU grant date. The RSU award will generally vest as to 25% of the shares subject to the award on the first anniversary of the date of grant with the remaining shares vesting pro rata over the following 36 consecutive months provided that you remain employed by SPS Commerce.

Subject to the approval of the Board’s Compensation & Talent Committee, you are also expected to be granted an award of performance stock units (PSUs) with a target value of $4,218,750, to be granted on January 2, 2024, with the number of PSUs to be determined by dividing the value by the closing stock on the PSU grant date. The PSU performance period is three years. The number of PSUs determined in accordance with the award agreement to have been earned as of the end of the applicable performance period will vest on the date the Company’s Compensation & Talent Committee certifies such performance results, which shall be no later than March 15th of the year following the applicable performance period.

The actual terms and vesting of your RSUs and PSUs, when granted, will be set forth in the Restricted Stock Units Agreement and Performance Stock Unit Agreement, each between you and SPS Commerce.

One-time Supplemental Equity Award:
Subject to the approval of the Board’s Compensation & Talent Committee, you are expected to be granted a one-time supplemental equity award of RSUs with a value of $6,500,000, to be granted on the fifth business day following SPS Commerce’s release of financial results for the quarter ended September 30, 2023, with the number of RSUs to be determined by dividing the value by the closing stock price on the RSU grant date. $4,500,000 of the RSU award will vest as to 25% of the shares subject to the award on the first anniversary of the date of grant with the remaining shares vesting pro rata over the following 36 consecutive months provided that you remain employed by SPS Commerce and $2,000,000 of the RSU award will vest as to 50% of the shares subject to the award on the first anniversary of the date of grant with the remaining shares vesting pro rata over the following 12 consecutive months provided that you remain employed by SPS Commerce.

Subject to the approval of the Board’s Compensation & Talent Committee, you are also expected to be granted a one-time supplemental equity award of PSUs with a target value of $4,500,000, to be granted on January 2, 2024, with the number of PSUs to be determined by dividing the value by the closing stock on the PSU grant date. The PSU performance period is three years. The number of PSUs determined in accordance with the award agreement to have been earned as of the end of the applicable performance period will vest on the date the Company’s Compensation & Talent Committee certifies such performance results, which shall be no later than March 15th of the year following the applicable performance period.

The actual terms and vesting of your RSUs and PSUs, when granted, will be set forth in the Restricted Stock Units Agreement and Performance Stock Unit Agreement, each between you and SPS Commerce.

Severance:	You will be eligible to receive severance based on the Executive Severance and Change in Control Agreement (the “Severance Agreement”), a copy of which is enclosed with this letter, and eligible to receive severance benefits in accordance with the terms and conditions of the Severance Agreement.
Benefits	You will be eligible to participate in the various employee benefit plans offered by the Company, subject to the eligibility and other provisions of those plans and as such plans may be changed from time to time. The Company’s current benefit plans include health insurance, disability insurance, life insurance, 401(k) plan and an employee stock purchase plan. A copy of the Company’s 2023 Benefits Guide is enclosed with this letter.
As a condition of employment, you will be required to sign the Severance Agreement and the enclosed At-Will/Confidentiality Agreement. Also, under the Immigration Reform and Control Act, within three business days of beginning employment with the Company you will need to supply acceptable documentation (as noted on Form I-9) of your identity and work authorization.

We look forward to you joining the Company. If you have any questions regarding this offer, please do not hesitate to contact Philip Soran or Marty Réaume.

Sincerely,

SPS Commerce, Inc.

/s/ Philip Soran
By: Philip Soran
Its: Chair of the Board

Enclosures:            Executive Severance and Change in Control Agreement
At-Will/Confidentiality Agreement
SPS Commerce 2023 Benefits Guide